Exhibit 10.5(q)
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NOTICE OF GRANT
Bonus Restricted Stock
[Name of recipient]
Congratulations! You have been granted shares of Restricted Stock (RS) of First Horizon National Corporation as follows:

Date of Grant	—	March 5, 2009
Governing Plan	—	2003 Equity Compensation Plan
Total Number of RS Shares Granted*	—
Vesting Date of First 33% of Shares*	—	March 5, 2010
Vesting Date of Second 33% of Shares*	—	March 5, 2011
Vesting Date of Third 34% of Shares*	—	March 5, 2012

*	Award is subject to size, vesting, & other limitations mandated in connection with the Troubled Asset Relief Program, to the extent applicable. Those limitations may cause a reduction of this award, a lengthening of vesting periods, and other adverse effects.
     This RS award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the vesting period. This RS award is made as part of your Capital Markets bonus for 2008.
      This RS award is subject to possible forfeiture in accordance with the Plan and those Procedures. As of the date of grant, those Procedures provide (among other things) that:
           (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but
           (b) if your termination of employment occurs because of your death or permanent disability, this award immediately will vest pro-rata based on the portion of each vesting period that has elapsed at that time and only the remainder of the award will be forfeited.
One effect of clause (a) is that retirement unrelated to permanent disability normally results in the immediate forfeiture of unvested RS shares. The Compensation Committee reserves the right, in its sole discretion, to accelerate vesting; no employee has any right to receive acceleration. As of the date of grant, the Committee’s Procedures allow you to request pro-rata vesting of RS shares if you retire at or after age 65 with at least 5 years of service prior to normal vesting. If such a request were granted, only the remaining shares would forfeit.
      RS shares are non-transferable. Your RS shares generally will be held by FHNC until vesting. You may vote your RS shares prior to vesting.
      FHNC will accrue dividends declared upon your RS shares during the vesting period and pay them pro-rata at vesting. No interest will accrue on cash dividends. Stock dividend shares will be restricted. If RS shares are forfeited, any related accrued dividends are forfeited also.
      Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents distributed to you. As of the date of grant, the Committee’s Procedures provide that FHNC will withhold shares and dividends at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the RS shares this year. If you make a Section 83(b) election, it will result in the forfeiture of your RS shares.
Questions about your restricted stock grant?
Important information concerning the Plan and this RS award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RS award or need a copy of the Governing Plan, related prospectus, or current administrative procedures for equity awards, please contact the Fidelity Stock Plan Services Representative at 800-544-9354. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.
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